CODE OF ETHICS

I.INTRODUCTION

This Code of Ethics (the “Code”) has been adopted by Newday Funds, Inc. (“Newday Impact” or “Newday”) to assist the firm, and its employees in complying with applicable securities laws and adopting an infrastructure for good practices. This Code consists of procedures regarding ethical business principles and to ensure compliance with federal securities laws and its fiduciary duties. Failure to comply with this Code of Ethics could result in termination of employment or violations of federal securities laws that could lead to criminal and civil penalties. Employees shall read and understand the Policy and uphold the standards outlined herein their day-to-day activities at the Company.

Newday is a fiduciary and must serve the interests of Advisory Clients with the utmost care and loyalty. Newday must adhere to a high standard of care and diligence in conducting its activities, act in accordance with prudent internal procedures, and be particularly sensitive to situations in which the interest of its Advisory Clients may conflict, or even indirectly, with those of Newday.

This Code does not address every possible situation that may arise. Consequently, every Employee is responsible for exercising good judgment, applying ethical principles, and bringing violations of the Code to the attention of the Chief Compliance Officer. Any questions regarding Newday’s policies and procedures should be referred to the Compliance Department. This Code shall apply to each Employee of Newday. The Code covers the following topics:

(i)Insider Trading

(ii)Personal Trading Policy

(iii)Outside Business Activities and Private Securities Transactions

(iv)Business Gifts and Entertainment

(v)Political Contributions

Newday will distribute this Code of Ethics, and any amendments, to each Employee, and each Employee will be required to sign either electronically or in writing an acknowledgment, indicating that they have received a copy of the Code of Ethics and will comply with its provisions. Acknowledgement required under the Code of Ethics may be submitted in written or electronic format containing substantially the same information included on the form.

II.STANDARDS OF CONDUCT

Compliance with Governing Laws, Regulations and Procedures

Newday and its Employees shall comply with all applicable federal and state laws and regulations.

(i)Employees shall comply with all procedures and guidelines established by Newday to

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ensure compliance with applicable laws and regulations.

(ii)Employees shall have and maintain knowledge of and shall comply with the provisions of the Policy.

(iii)Employees having knowledge of violations of this Policy shall immediately report such violations to the Chief Compliance Officer.

Individual Standards of Conduct

The following general principles guide the individual conduct of each Employee:

(i)Employees will not take any action that will violate any applicable laws or regulations, including all federal securities laws.

(ii)Employees will adhere to the highest standards of ethical conduct.

(iii)Employees will maintain the confidentiality of all information obtained in the course of employment with Newday.

(iv)Employees will bring any issue reasonably believed to place Newday at risk to the attention of the Chief Compliance Officer.

(v)Employees will disclose any activities that may create an actual or potential conflict of interest between the Employee, Newday and/or any Client.

(vi)Employees will not abuse or misappropriate Newday’s or any Client’s assets or use them for personal gain.

(vii)Employees will deal fairly with Clients and other Employees and will not abuse the Employee’s position of trust and responsibility with Clients or take inappropriate advantage of his/her position with the Newday.

(viii)Employees will comply with this Code of Ethics.

III.COMPLIANCE WITH LAWS AND REGULATIONS

As a fiduciary, Newday believes in conducting ourselves with care, loyalty, honesty, and good faith is in the best interest of our Advisory Clients. Accordingly, all Newday Employees, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client, must take all steps necessary to ensure that they do not, in any way, engage in any manipulative practice with respect to such Advisory Client or defraud such Advisory Client in any manner.

Newday Employees are expected to comply not merely with the “letter of the law”, but with the “spirit of the law”, as well as this Code and other applicable compliance policies and procedures.

For purposes of this Code, the federal securities laws include the Securities and Exchange Commission rule and related rule amendments under the Investment Advisers Act of 1940. This Code places reliance on the good sense and judgment of its Employees; however, if you are unclear as to the Code's meaning, you should seek the advice of the CCO or the CEO and assume the Code will be interpreted in the most restrictive

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manner. Questionable situations should be resolved in favor of Clients. Technical compliance with the Code’s procedures will not insulate from scrutiny any trades that indicate a violation of your fiduciary duties.

IV.PROTECTION OF MATERIAL NON-PUBLIC INFORMATION

Please also consult the Newday Impact Compliance Manual for more details on the obligations of all Newday Employees in connection with privacy and information safeguards.

Non-Disclosure of Investor Information

Newday maintains safeguards to comply with federal and state standards to guard each Investor’s non-public information. Newday does not share any non-public personal information with any non-affiliated third party, except in the following situations:

•as necessary to effect, administer or enforce a transaction that the individual requests or authorizes, including to maintain shareholder records, effect transactions or provide information to a shareholder’s broker of record;

•with the consent of the individual;

•to protect against or prevent fraud; or

•to comply with the judicial process.

The same restrictions apply to nonpublic personal information about former customers of Newday.

Security of Investor Information

Only those persons who need Investor information to perform their jobs have access to it. In addition, Newday maintains physical, electronic and procedural security measures to protect Investor information. Employees have limited access to personal information based upon their responsibilities. All employees are instructed to protect the confidentiality of personal information as described in these policies, which are strictly enforced. Any doubts about the confidentiality of Investor information must be resolved in favor of confidentiality.

Privacy Notice

Newday will provide each natural person Account owner or Investor with initial notice of Newday’s applicable current policy when the advisory relationship is established. Newday shall also provide each such person with a new notice of the firm’s current policy at least annually.

If, at any time, Newday adopts material changes to its privacy policies, the firm shall provide each Investor with a revised notice reflecting the new privacy policies. The CCO is responsible for ensuring that required notices are distributed to Newday’s customers (as such terms are defined in Regulation S-P promulgated by the SEC).

V.INSIDER TRADING

Consistent with the federal securities laws (including Section 204A of the Advisers Act). Newday forbids any supervised person from trading, either personally or on behalf of others (including Newday funds) on material non-public information or communication material non-public information to others in violation of

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the law. This conduct is frequently referred to as “insider trading.” Newday’s policy applies to all Newday Employees and extends to activities within and out his/her duty at Newday. All Newday Employees must read and retain this policy statement. Any questions regarding Newday’s policy and procedures should be referred immediately to the CCO or to external counsel to the firm

Definitions

What is an Insider?

The concept of an “insider” is broadly defined to include officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his/her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earning estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, the Supreme Court has considered as material information certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. Likewise, the fact of a forthcoming public appearance that may result in movement in the price of a security may be deemed material non-public information.

What is Non-Public Information?

Information is not public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in the company’s web site or in news wire services and other publications of general circulation would be considered public.

Penalties for Insider Trading?

Penalties for trading on or communicating non-public information are severe, both for the individuals involved in such unlawful conduct and for their employees. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties may include:

•Civil injunctions;
•Treble damages;
•Disgorgement of profits

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•Jail sentences;
•Fines for the person who committed the violation of up to three times the profit gained or loss avoided; and
•Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times of the profit gained or loss avoided.

In addition, any violation of this policy can be expected to result in serious sanctions by Newday, including dismissal of the persons involved.

Procedures to Detect and Prevent Insider Trading

The following procedures have been established to aid Employees in avoiding insider trading, and to aid Newday in preventing, detecting and imposing sanctions against individuals for insider trading. Each Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

Identifying Inside Information

Before trading for yourself or others, including any Client Account, in the securities of a Company about which you may have potential inside information, ask yourself the following:

(i)Is the information material? Is this information that an investor would consider important in making his/her investment decisions? Is this information that would substantially affect the market price of the securities if disclosed?

(ii)Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in publications of general circulation? Is the information already available to a significant number of other traders in the market?

If after consideration of the foregoing you believe that the information is material non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

(i)Report the matter immediately to the Chief Compliance Officer.

(ii)Do not purchase or sell the securities on behalf of yourself or others, including any Client Account.

(iii)Do not communicate the information within or outside the Firm other than to the Chief Compliance Officer.

After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communications, or you will be allowed to trade and communicate the information.

You should notify the Chief Compliance Officer with any updates to the applicable information, including if it has been made public or may no longer be material.

Personal Trading Policy

Policy Overview

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The purpose of this policy regarding employee personal trading is to ensure that employee’s personal trading activity complies with applicable laws and regulations, and is carried out in a manner consistent with Newday’s policy. Newday has an obligation to monitor employee personal trading to ensure that all trades meet the requirements set forth in this policy and that all personal trading transactions must avoid even the appearance of a conflict of interest. (For additional information regarding the Personal Trading Policy please see Exhibit A Personal Trading Policy.)

VI.OUTSIDE BUSINESS ACTIVITIES AND PRIVATE TRANSACTIONS

All employees of Newday Financial Technologies, Inc. (“Newday” or the “Firm”) are required to devote their full time and efforts to the business of Newday. In addition, no person may make use of his or her position as an employee, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the employee’s personal interests and the interests of Newday.

To assist in ensuring that such conflicts are avoided, an employee must obtain approval of the Chief Compliance Officer prior to serving as director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership. When engaged in outside activities, affiliations or charitable organizations, you are not acting in your capacity as employees of Newday and may not use Newday’s name.

VII.GIFTS AND ENTERTAINMENT POLICY

Newday recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with Newday. To this end, subject to the guidelines below, Employees are permitted to accept unsolicited gifts of inconsequential value and invitations to attend entertainment events with current or prospective service providers and counterparts. When doing so, however, Employees should always act in the best interests of Newday and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Firm’s business relationships. Employees should contact the Chief Compliance Officer to discuss an offered activity or gift that they feel creates such a conflict.

Newday employees must report the receipt or payment of all gifts or benefits exceeding $100 in value to the Chief Compliance Officer who will maintain a log. The report must include the date, form of gift, actual value of gifts made or estimated value of gifts received, names of donor and recipient. Promotional materials of nominal value such as logo items (e.g. pens, folders, bags) need not be reported.

In the event that Newday employees provide or receive business entertainment that exceeds or is estimated to exceed $350 per person per occasion or $1000 per person per year, such entertainment must be reported to the CCO. Report must include the date, form of entertainment, actual or estimated value of entertainment, business purpose, names of donor and recipient.

Before offering or accepting Business Gifts or Business Entertainment, it is essential that Employees are familiar with the rules, but it is equally essential that Employees exercise appropriate judgment in situations that, even if within the rules, could appear improper to an independent observer such as regulator.

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Special Terms

Business Entertainment

Any meal, sporting event, cultural event, or similar entertainment that an Employee and a Business Partner attend together and that one of the parties provided.

Business Gifts

Anything of value that is given to, or accepted from, a Business Partner. It includes prizes (whether awarded by skill or chance) and any discount or rebate not generally available to the public.

General Restrictions

Prohibition Against Giving or Receiving Cash or Cash Equivalent

Employees must never give or accept cash or cash equivalents as a Business Gift. This includes items that can be redeemed for cash, such as checks and cash-redeemable gifts cards. Gift cards or gift certificates that can be redeemed only for goods or services, and not for cash, are allowed.

Prohibition Against Solicitation of Business Gifts and Business Entertainment

Employees must never solicit a Business Gift or Business Entertainment. If a Business Partner solicits either of these from an Employee, such request should be declined and reported to the CCO.

Prohibition Against Quid Pro Quo Arrangements

Employees may never give or receive a Business Gift or Business Entertainment if there is any explicit quid-pro-quo arrangement, meaning that there is an understanding (either spoken or implied) that the gift or entertainment is specifically linked to a certain business outcome

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VIII.POLITICAL CONTRIBUTIONS

General

SEC Rule 206(4)-5 (the “Rule”) under the Advisers Act seeks to curtail “pay to play” practices by investment advisers. The Rules applies to all investment advisers that are registered with the SEC and requires:

(i)a two year “time-out” from receiving compensation for providing advisory services to certain government entities after certain political contributions are made,
(ii)a prohibition on soliciting contributions and payments, and
(iii)a prohibition from paying third parties for soliciting government clients.

Two-Year “Time Out”

The Rule prohibits an Investment Adviser from receiving compensation from a government entity for two years after the Investment Adviser or any of its covered associates make a political contribution to an official of the government entity. During the two-year “time-out” period, the Investment Adviser is only prohibited from receiving compensation from a government entity; the Investment Adviser can still provide advisory services to the government entity.

Look-Back Provision

Under the Rule, when a person becomes a covered associate the Investment Adviser must “look back” in time to the person’s prior contributions to determine whether the “time-out” provisions of the Rule apply to the Investment Adviser. If the employee is involved in soliciting clients, then the Investment Adviser is required to look back two years. If the employee is not involved in soliciting clients, then the Investment Adviser is only required to look back six months.

Employees Must Obtain Pre-Clearance Before Making Political Contributions

If an employee is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the CCO.

Soliciting Contributions and Payments

The Rule bars an Investment Adviser and its covered associates from soliciting or coordinating: (i) contributions to an official of a government entity to which the Investment Adviser is seeking to provide investment advisory services, or (ii) “payment” to a political party of a state or locality where the Investment Adviser is providing or seeking to provide investment advisory services to a government entity.

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The Rule prohibits an Investment Adviser or any of its covered associates from paying any person to solicit a government entity unless such person is (i) a “regulated person” that is subject o prohibitions against engaging in pay-to-play practices or (ii) one of the Investment Adviser’s employees, general partners, managing member, or executive officer (although contributions by these persons may trigger the two-year time out).

De Minimis Exception

The Rule has a de minimis exception for contributions to officials for whom the contributor can vote. The exception permits individual contributions up to $350 per official (per election) for whom the employee is entitled to vote. In addition, contributions that in the aggregate do not exceed $150 per election per official will not violate the Rule, even if the contributor is not entitled to vote for the official. These de minimis exceptions are available only for contributions by individual covered associates, not the Firm. Under both exceptions, primary and general elections are considered separate elections.

X.CONFIDENTIALITY

Information concerning the identity of security holdings and financial circumstances of clients must be kept confidential. The Firm and its employees will keep information about current, former and prospective clients confidential unless: (i) the information concerns illegal activities on the part of the client or prospective client; (ii) the client or prospective client provides written permission allowing disclosure of the information.

Employees will not disclose nonpublic information about any client, the securities investment made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required by effectuating securities transactions on behalf of the client or for other legitimate business purposes.

Employees will observe Newday’s adopted policies and procedures concerning Privacy and Confidentiality of Customer information and regulation S-P.

XI.ADMINISTRATION AND ENFORCEMENT OF THE CODE

The CCO will review the Code at least annually in light of legal and business developments and for its adequacy and effectiveness of its implementation. CCO will make available to Newday employees training and education as deemed necessary.

The CCO will, if needed, prepare a report to Executive Management with the results of annual review of the Code and will bring any material violations to the attention of Executive Management.

Reporting Violations to the Code of Ethics

Newday employees will promptly report to the CCO any apparent, suspected, potential or actual violations of the Code of Ethics.

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Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. No adverse action or retaliation will be taken against anyone for making a good faith report of a suspected ethics violation.

Sanctions

Any violations discovered and reported to the CCO will be reviewed and investigated promptly. The CCO will issue a report that will include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the President. Such recommendation will be based on, among other things, the severity of the infraction, whether it is a first or repeated violation, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics, as he/she deems appropriate, including, but not limited to:

1.letter of censure;
2.suspension or termination of employment;
3.reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; an
4.referral to law enforcement or regulatory authorities in serious cases.

Acknowledgement of Receipt

All Newday employees must certify on an annual basis that they have read, understood and complied with the Code of Ethics.

All reports and written acknowledgements herein solicited are subject to a retention period not less than five years after termination of employment with Newday.

XI.Compliance Officer Duties

Training and Education

The CCO is responsible for training and educating employees regarding the code. Training will occur periodically as needed and all employees are required to attend any training sessions or read any applicable materials.

Recordkeeping

The CCO or designee will maintain pre-clearance forms, employee account statements, trade confirmations, annual certifications and a record of exceptions granted for a period of six years from the end of the fiscal year during which the last entry was made on such record, the first two years in Newday’s main office.

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Exhibit A: Personal Trading Policy Accounts Covered by the Code
Newday’s Code of Ethics applies to all accounts holding any Reportable Securities over which the
Employees have any Beneficial Interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.
It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employees does not have any direct or indirect influence or control over the accounts. Employeess should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

The following personal securities accounts are not reportable under the Code unless they hold Reportable Securities held in a self-directed brokerage option within an employer sponsored retirement plan:

•401(k) and 403(b) retirement plan accounts that only hold open end mutual funds (other than exchange traded funds)
•Accounts held directly at mutual fund companies (mutual fund only accounts)
•Accounts held directly at 529 college savings plans
•Variable annuity contracts

Reportable Securities under the Code

The reports and disclosures described herein must reflect all “Reportable Securities,” which are all securities other than:

•Direct obligations of the Government of the United States;
•Bankers’ acceptances, bank certificate of deposit, commercial paper and high-quality short-term debt securities, including repurchase agreements;
•Shares issued by money market funds;
•Shares issued by registered open-end funds or Exchange-traded funds (“ETFs”), are somewhat similar to open-end registered investment companies. However, ETFs are not Reportable Securities or subject to the reporting requirements contained in Newday’s Code of Ethics., provided that such funds are NOT advised or sub-advised by Newday and provided that such funds are NOT substantially similar investments as the advised or sub-advised by Newday.
•Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds or ETFs, provided that such funds are NOT substantially similar to funds advised or sub-advised by Newday.

Trading Guidelines

1.Employees may only trade Reportable Securities.

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2.Employees may not trade in the securities of an issuer in which any portfolio, fund managed or ETF advised (or sub-advised) by Newday has an interest in any part of the capital structure.

3.Employees must disclose all of their securities accounts to the Compliance Department.

4.Employees must submit initial and annual reportable holdings reports, disclosing all reportable securities and holdings

5.Breach of this policy may result in disciplinary action, up to and including termination of employment.

Pre-clearance Procedures

All Employees must have written clearance for all securities transactions, including those involving IPOs or Private Placements, before completing the transactions. Newday may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. Requests to conduct any securities transactions must be submitted to the CCO using the Pre-Clearance Form for Private Placements and IPOs.
Newday or its Employees may receive information that may be deemed to be Material Non-Public Information. Consequently, Newday may choose to restrict personal trading in a security of a company or issuer by placing the company or issuer on a Restricted List. Employees are prohibited from trading in any security of a company or issuer on the Restricted List. Please refer to the Company’s Insider Trading Policy in this manual for further information and requirements.

Reporting

Newday must collect information regarding the personal trading activities and holdings of all Employees. Employeess must promptly report to the Company the opening of any new accounts, submit quarterly reports regarding Reportable Securities transactions, and report holdings on an annual basis.

List of Accounts - Initial

Within 10 days of an individual becoming an Employee, the Employee must report to the Company all personal accounts and those in which they have Beneficial Interest by completing the Initial Accounts Reporting Form. This form must be completed by all new Employees and must include the reporting of all accounts that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities.
Initial Accounts Reporting Forms should be signed, dated, and submitted to the CCO within 10 days of becoming an Access Person.
List of Accounts - Quarterly

All Access Persons are responsible for promptly reporting to the Company the opening of any new personal and Beneficial Interest accounts. In addition, on a quarterly basis, Access Persons must report to the Company all personal accounts and those in which they have Beneficial Interest by completing the Accounts Reporting Form. This form must be completed for all accounts that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities.

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If you do not have any accounts to report, this should be indicated on the Accounts Reporting Form. Accounts Reporting Forms must be submitted to the CCO within 30 days of the end of each calendar quarter.
List of Accounts – Annual

All Access Persons are responsible for promptly reporting to the Company the opening of any new personal and Beneficial Interest accounts. In addition, on an annual basis, Access Persons must report to the Company all personal accounts and those in which they have Beneficial Interest by completing the Accounts Reporting Form. This form must be completed for all accounts that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities.

If you do not have any accounts to report, this should be indicated on the Accounts Reporting Form. Accounts Reporting Forms must be submitted to the CCO on or before February 14 of each year.

List of Accounts – Upon Account Establishment

Access Persons must promptly report the opening or establishment of any accounts that are permitted to hold Reportable Securities during the Access Person’s affiliation with SL Advisors, even if the Access Person does not expect that the account will hold Reportable Securities.
Reports regarding newly opened accounts should be submitted to the CCO within 30 days of account establishment. The Access Person is responsible for ensuring that SL Advisors is aware of all holdings in the account, as well as of any transactions that may have taken place in the account since the account’s inception.

Holdings Reports - Initial

Within 10 days of an individual first becoming an Access Person, the Access Person must report all holdings of Reportable Securities in which they have a Beneficial Interest by completing the Initial Holdings Reporting Form.
If you do not have any holdings to report, this should be indicated on the Initial Holdings Report Form. Initial Holdings Reporting Forms must be signed, dated, and submitted to the CCO within 10 days of becoming an Access Person and must be current as of no more than 45 days prior to the date the individual first becomes an Access Person.

Holdings Reports - Annual

On an annual basis, Access Persons are required to report all holdings of Reportable Securities in which they have a Beneficial Interest by completing the Annual Holdings Reporting Form.
If you do not have any holdings to report, this should be indicated on the Annual Holdings Report Form. Annual Holdings Reporting Forms must be submitted to the CCO on or before February 15 of each year and the holdings reported on the form must be current as of no more than 45 days prior to the submission of

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such reports.

Note: In lieu of completing the Reportable Securities section of the Initial or Annual Holdings Reporting Forms, for accounts held with a broker-dealer, you may provide duplicate account statements dated within the required reporting period and showing the account’s holdings as of that date. Any Reportable Securities not appearing on an account statement must be reported directly on the Reportable Securities section of the Initial or Annual Holdings Reporting Form.

Transaction Reports - Quarterly

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest.
You may utilize the attached Quarterly Transactions Reporting Form to fulfill your quarterly reporting obligations. Alternately, for transactions placed through a broker-dealer, you may provide the duplicate account statements. Any trades in Reportable Securities that did not occur through a broker-dealer, such as the purchase of a private fund or direct purchase through an issuer’s transfer agent, must be reported on the Quarterly Transactions Reporting Form.
Signed and dated Quarterly Transactions Reporting Forms and/or duplicate account statements must be submitted to the CCO within 30 days of the end of each calendar quarter.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:
Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

Any reports with respect to Securities held in blind pools or trusts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make record of such determination. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Restrictions on Personal Trading Activity

Excessive trading by employees is discouraged and will be documented by Compliance and any issues identified will be presented to management.

Under no circumstances may any Employee effect a transaction in his/her personal account or in another Employee’s account while either in possession of material non-public information regarding the financial

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instrument and/or issuer that is the subject of the transaction, or with knowledge that a Client account is engaging, or likely to engage on the same day, in a similar transaction in the same instrument. Employees may reference the Company’s Restricted List for a complete list of issuers Newday has access to material non-public information. If an employee holds a position that is subsequently place of the Restricted List, employees are prevented from closing out the position until the issuer is removed from the list.

Employees are also restricted from trading issuers where the Newday has filed under Section 13D (Company owns more than 5%) or Section 16A (Company owns more than 10%). Compliance will maintain a complete list of restricted issuers under this rule.

Employees are prohibited from trading in any Firm holding that is in conflict with the Company’s position. Conflicting positions misalign employee interests with investor interests. For example, employees are not allowed to short a position in a security if the Company is currently long in an account nor shall they go long a security if the Company is currently short the security in an account.

All employees are prohibited from violating any rule, regulation, or law while trading in their personal accounts.

Disclosure of the Code of Ethics and Report of Compliance

Newday will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for Newday’s Code of Ethics should be directed to the CCO.

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